Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-157726 and No. 333-127626 on Form S-8 of ACCO Brands Corporation of our report dated June 19, 2025 appearing in this Annual Report on Form 11-K of ACCO Brands Corporation 401(k) Plan for the year ended December 31, 2024.

/s/Crowe LLP

Chicago, Illinois

June 19, 2025